Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 15 DATED MARCH 4, 2024
TO THE PROSPECTUS DATED AUGUST 10, 2023

This document supplements, and should be read in conjunction with, our prospectus dated August 10, 2023, as supplemented by Supplement No. 1 dated August 16, 2023, Supplement No. 2 dated September 5, 2023, Supplement No. 3 dated September 18, 2023, Supplement No. 4 dated October 4, 2023, Supplement No. 5 dated October 10, 2023, Supplement No. 6 dated October 24, 2023, Supplement No. 7 dated November 3, 2023, Supplement No. 8 dated November 16, 2023, Supplement No. 9 dated December 4, 2023, Supplement No. 10 dated December 28, 2023, Supplement No. 11 dated January 5, 2024, Supplement No. 12 dated January 9, 2024, Supplement No. 13 dated February 2, 2024 and Supplement No. 14 dated February 8, 2024. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of February 2024.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of February 2024. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share**	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
February 1, 2024	$13.60	$13.69	$13.72	$13.70	$13.60	$13.55	$13.61
February 2, 2024	$13.60	$13.69	$13.72	$13.70	$13.61	$13.55	$13.61
February 5, 2024	$13.60	$13.69	$13.72	$13.71	$13.61	$13.55	$13.61
February 6, 2024	$13.61	$13.69	$13.72	$13.71	$13.61	$13.56	$13.62
February 7, 2024	$13.61	$13.70	$13.73	$13.71	$13.61	$13.56	$13.62
February 8, 2024	$13.61	$13.70	$13.73	$13.71	$13.62	$13.56	$13.62
February 9, 2024	$13.61	$13.70	$13.73	$13.72	$13.62	$13.56	$13.62
February 12, 2024	$13.61	$13.70	$13.73	$13.72	$13.62	$13.56	$13.63
February 13, 2024	$13.62	$13.70	$13.73	$13.72	$13.62	$13.57	$13.63
February 14, 2024	$13.62	$13.71	$13.74	$13.72	$13.63	$13.57	$13.63
February 15, 2024	$13.62	$13.71	$13.74	$13.73	$13.63	$13.57	$13.63
February 16, 2024	$13.62	$13.71	$13.74	$13.73	$13.63	$13.57	$13.63
February 20, 2024	$13.63	$13.72	$13.74	$13.73	$13.64	$13.58	$13.64
February 21, 2024	$13.63	$13.72	$13.75	$13.74	$13.64	$13.58	$13.64
February 22, 2024	$13.64	$13.73	$13.76	$13.75	$13.65	$13.59	$13.66
February 23, 2024	$13.64	$13.73	$13.76	$13.75	$13.66	$13.59	$13.66
February 26, 2024	$13.76	$13.85	$13.88	$13.86	$13.76	$13.70	$13.77
February 27, 2024	$13.76	$13.85	$13.88	$13.87	$13.76	$13.70	$13.77
February 28, 2024	$13.74	$13.83	$13.86	$13.84	$13.74	$13.68	$13.75
February 29, 2024	$13.67	$13.76	$13.79	$13.77	$13.66	$13.61	$13.68

*Class D shares are currently being offered pursuant to a private placement offering.

**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.